Exhibit 99.1
Contacts:
Investors: Cynthia Reindal, InterMune, Inc., 415-466-2242, ir@intermune.com
Media: Pam Lord, Porter Novelli Life Sciences, 858-527-3494, plord@pnlifesciences.com
INTERMUNE ANNOUNCES FIRST QUARTER FINANCIAL RESULTS AND
BUSINESS HIGHLIGHTS
— Both Phase III IPF Development Programs Meet Milestones —
— 2006 Expense Guidance Updated to Include FAS 123R —
BRISBANE, Calif., April 27, 2006 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the first quarter ended March 31, 2006.
As a result of the December 30, 2005 divestiture of Infergen® and in compliance with Generally Accepted Accounting Principles (GAAP), revenue and operating costs associated with Infergen® will be reported in discontinued operations in this and future financial statements.
Results for the First Quarter 2006
InterMune recorded a net loss for the first quarter of 2006 of $12.8 million, or $0.39 per share, compared to a net loss of $17.4 million, or $0.54 per share, in the first quarter of 2005. Loss from discontinued operations in the first quarter 2006 was $254,000, or $0.01 per share compared to $7.2 million, or $0.22 per share, in the first quarter of 2005.
Total revenue for the first quarter of 2006 was $24.4 million, comprised solely of Actimmune® (interferon gamma-1b) sales compared to first quarter 2005 total revenue of $28.3 million, which included revenue from Actimmune® and Aralast®. InterMune ceased co-promotion of Aralast® in December 2005. First quarter 2006 Actimmune® revenue decreased $3.3 million or 12% compared to Actimmune® revenue of $27.7 million in the first quarter of 2005.
InterMune’s cost of goods sold for the first quarter of 2006 was $6.2 million, or approximately 26% of total revenue, compared to $6.6 million, or approximately 23% of total revenue, for the same quarter in 2005. The higher cost of goods sold as a percentage of revenue is due to a change in the mix of revenues, as there are no Aralast revenues in 2006.

Research and development (R&D) expense for the first quarter of 2006 was $21.6 million compared to $16.9 million for the first quarter of 2005, an increase of $4.6 million, or 27%. Included in first quarter 2006 R&D expense was $2.1 million of non-cash accounting expense for share-based compensation, as required by the Financial Accounting Standards Board’s new standard, FAS 123R. Excluding the impact of FAS 123R, the first quarter 2006 R&D expense was $19.4 million, an increase of $2.5 million, or 15% compared to 2005. This increase was a result of expense related to the Company’s protease inhibitor program and to increased spending in the Company’s two late-stage clinical development programs in idiopathic pulmonary fibrosis (IPF).
Selling, general and administrative expense for the first quarter of 2006 was $10.7 million, down $5.0 million, or 32%, from $15.7 million in the first quarter of 2005. Included in first quarter 2006 SG&A expense was $2.6 million of non-cash accounting expense for share-based compensation, as required by FAS 123R. Excluding the impact of FAS 123R, the first quarter 2006 SG&A expense was $8.1 million, a decrease of $7.5 million, or 48%, compared to 2005. This decrease was largely the result of the reductions announced last November in field-based IPF disease awareness activities and a decrease in the number of personnel in the home office.
As of March 31, 2006, the Company’s cash, cash equivalents and available-for-sale securities totaled approximately $195 million.
Recent Business Highlights and Upcoming Milestones
“The year is off to an excellent start,” stated Dan Welch, President and CEO of InterMune. “We’ve achieved two important milestones in our Phase III clinical programs by completing enrollment of our INSPIRE trial and initiating enrollment in our CAPACITY program which together represent the world’s two most advanced clinical development programs for idiopathic pulmonary fibrosis (IPF). Combined with the ongoing preclinical progress on our HCV protease inhibitor program, we’re pleased by the status of the three pipeline programs that we believe have the greatest potential to create value for our shareholders.”

Pulmonology Highlights
•	InterMune completed enrollment of its pivotal Phase III INSPIRE trial evaluating the hypothesis that Actimmune® prolongs survival in patients with mild to moderate IPF. The Company expects INSPIRE to conclude in late 2007, with top-line data expected in early 2008.
•	In the April 12, 2006 on-line issue of the European Respiratory Journal, Antoniou, et al, reported data from an investigator sponsored clinical trial that provided further support for the survival hypothesis upon which the INSPIRE trial was designed.
•	Enrollment began in the Phase III CAPACITY program evaluating pirfenidone for IPF, with the endpoint of lung function as measured by change in forced vital capacity. Approximately 580 patients will be enrolled in this multinational program. InterMune expects to conclude enrollment toward the end of 2007, with top-line data expected in early 2009.
•	In recent preclinical research conducted by InterMune, pirfenidone was found to inhibit the kinase p38-gamma in vitro, and further work in these preclinical models demonstrates that this inhibitory activity may be associated with the anti-fibrotic actions of pirfenidone. Data elaborating on these new findings will be presented at GTCbio’s Protein Kinases in Drug Discovery and Development conference that will take place in Boston on May 8-9, 2006.
•	At the American Thoracic Society medical conference in San Diego May 19-25, 2006, the Company plans to present three posters describing the pre-clinical biological activity of Actimmune® and pirfenidone when used in combination and the anti-fibrotic and anti-inflammatory activity of these compounds.
Hepatology Highlights
•	Company scientists presented a poster today at the 41st Annual Meeting of the European Association for the Study of the Liver (EASL) held in Vienna, Austria. The poster provided further detail on previously reported data on the preclinical characterization of ITMN-191, formerly referred to as ITMN B, the Company’s orally available drug candidate that inhibits the hepatitis C virus (HCV) NS3/4 protease.

•	At the Digestive Disease Week medical conference, May 20 – 25, 2006 in Los Angeles, InterMune scientists and collaborators also plan to present one oral presentation and three posters related to new preclinical data for ITMN-191.
•	InterMune expects to submit a European Clinical Trial Authorization (CTA) for this compound in the third quarter of 2006.
CFO Norman Halleen Stepping Down
The Company also announced today that Norman Halleen will be stepping down from his position as Senior Vice-President of Finance and CFO in the near future, to accept a position as the CEO of a private orthopedic surgery company. InterMune has initiated a search for his replacement.
“We thank Norman for his contributions in building a strong financial team at Intermune and for helping us successfully refocus and streamline the structure of the Company in late 2005. We support his decision to make a change in the direction of his career and wish him the best of luck in his new opportunity,” said Mr. Welch.
2006 Financial Guidance
Today, InterMune is updating its financial guidance for 2006 to include the adoption of FAS 123R. Guidance for revenues and cost of goods sold in 2006 remains unchanged.
InterMune now expects to record approximately $5-10 million in R&D share-based compensation expense related to FAS 123R. Accordingly, the Company’s guidance for R&D expense in 2006 is now increased to a range of $90-105 million from its previous estimate of $85-95 million.
Similarly, InterMune now expects to record approximately $5-10 million in SG&A share-based compensation expense related to FAS 123R. The Company’s guidance for SG&A expense in 2006 is now increased to a range of $30-45 million from its previous estimate of $25-35 million.

Conference Call and Webcast Details
The Company will host a conference call today at 4:30 p.m. ET to discuss first quarter 2006 financial results. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international), and entering conference ID# 7726102. A replay of the webcast and teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the Company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.
The teleconference replay will be available for ten business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international) and entering the conference ID# 7726102. The webcast will remain available on the Company’s website until the next earnings call.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes two Phase III programs evaluating possible therapeutic candidates for treatment of patients with IPF: the INSPIRE trial is evaluating Actimmune® and the CAPACITY program is evaluating pirfenidone. The hepatology portfolio includes the lead HCV protease inhibitor compound, ITMN-191, formerly referred to as ITMN B, a second-generation HCV protease inhibitor program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Caution Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 13, 2006 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) the risk that if physicians do not prescribe Actimmune® for the treatment of IPF, an indication for which Actimmune® has not been approved by the FDA, or if patient referral rates continue to decline, InterMune’s revenues will decline; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune® for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results and (viii) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
Actimmune® is a registered trademark of InterMune, Inc. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.
# # #

InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31
	2006	2005
Revenues
Actimmune	$24,356	$27,705
Other products	—	642

Total revenues	24,356	28,347

Costs and expenses:
Cost of goods sold	6,248	6,585
Amortization of product rights	125	786
Research and development	21,561	16,944
Selling, general and administrative	10,705	15,655

Total costs and expenses	38,639	39,970

Loss from operations	(14,283)	(11,623)

Interest income	2,142	1,038
Interest expense	(314)	(312)
Other income (expense)	(77)	670

Loss from continuing operations	(12,532)	(10,227)
Discontinued operations:
Loss from discontinued operations	(254)	(7,179)

Net income (loss)	$(12,786)	$(17,406)

Basic and diluted net income (loss) per share:
Continuing operations	$(0.38)	$(0.32)
Discontinued operations	$(0.01)	$(0.22)

Net income (loss) per share	$(0.39)	$(0.54)

Shares used in calculating basic and diluted net income (loss) per share	32,662	32,048

InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,	December 31,
	2006	2005
Cash, cash equivalents and	$194,631	$215,525
available-for-sale securities
Other assets	39,373	47,927

Total assets	$234,004	$263,452

Total liabilities	$30,376	$61,685
Convertible senior notes	170,000	170,000
Stockholders’ equity/deficit	33,628	31,767

Total liabilities and stockholders’ equity	$234,004	$263,452

Page 7